Exhibit 10.29

ALEXION PHARMACEUTICALS, INC.

2004 INCENTIVE PLAN

Restricted stock unit AWARD AGREEMENT

THIS AGREEMENT (“Agreement”), made as of this      day of             , 20         (the “Grant Date”), by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you (“Participant”) sets forth the terms and conditions of an award of Restricted Stock Units granted to Participant under the Alexion Pharmaceuticals Inc. Amended and Restated 2004 Incentive Plan (as amended and in effect from time to time, the “Plan”).

W I T N E S S E T H:

WHEREAS, pursuant to the Plan, the Company desires to grant Participant, and Participant desires to accept, an Award of Restricted Stock Units (“RSUs”), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Award. The Company hereby grants to Participant the number of RSUs set forth in an award letter delivered to Participant together with this Agreement (the “Award Letter”), subject to the terms and conditions of the Plan and this Agreement. An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to Participant, subject to the terms and conditions of this Agreement, a share of Stock (each, a “Share”) on the delivery date or as otherwise provided herein. Until such delivery, Participant has only the rights of a general unsecured creditor, and no rights as a shareholder, of the Company.

2.	Vesting. Except as otherwise provided herein or in an employment or other agreement between Participant and the Company or its affiliates, the RSUs shall become vested in the amounts and on the dates specified in the Award Letter (each, a “Vesting Date”), provided that Participant remains in the continuous employment or other service of the Company or its affiliates through each applicable Vesting Date. While Participant’s continuous employment or other service of the Company or its affiliates is not required in order to receive delivery of Shares underlying RSUs that are vested in accordance with this Agreement, all other terms and conditions of this Agreement shall continue to apply to such vested RSUs. This Award may terminate, and no Shares underlying such vested RSUs would be delivered, if Participant fails to comply with such terms and conditions.

3.	Delivery. Subject to Section 11 below, as soon as administratively feasible after the Vesting Date of an RSU, but no later than 2 and 1/2 months after the last day of the calendar year in which the vesting occurs, the Company shall cause to be delivered to the Participant the Shares underlying the RSU in accordance with this Agreement.

4.	Restrictions on Transfer. Except as permitted by the Plan, RSUs shall not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by Participant (other than to the Company) unless and until they become vested and cease to be an RSU pursuant to Section 2 above. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of this Award or any RSU in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records.

5.	Forfeiture. Except as otherwise provided in Section 4, in an employment or other agreement between Participant and the Company or its affiliates or in the Plan, upon the cessation of

Participant’s employment or other service with the Company or its affiliates, Participant shall forfeit, without compensation, any and all RSUs that were outstanding but that had not yet become vested immediately prior to such termination of employment or other service, and such RSUs shall cease to be outstanding and no Shares will be delivered in respect thereof.

6.	Continuance of Employment or Other Service. Nothing in this Agreement shall be deemed to create any obligation on the part of the Company or its affiliates to continue the employment or other service of Participant or interfere with the right of the Company or its affiliates to terminate the employment or service of Participant.

7.	Provisions of the Plan. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. Participant acknowledges receipt of a copy of the Plan prior to the date of this Agreement.

8.	Withholding.

a.	As a condition to the delivery of any Shares, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to this Award, (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to Participant, whether or not pursuant to the Plan, (ii) the Committee shall be entitled to require that Participant remit cash to the Company, or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

b.	Unless the Company notifies you in writing before any Vesting Date, the number of Shares necessary to satisfy statutory withholding tax obligations on the Vesting Date will be released by you on the Vesting Date to an intermediary and sold in order to satisfy the withholding tax obligation. You will be responsible for standard, third-party administration processing fees in connection with such sale. In addition, you may be subject to and taxed in respect of short term capital gains or losses that reflect the difference in the withholding tax liability determined on the Vesting Date and the sales price actually achieved.

c.	This Award shall be subject to the provisions of Section 10(d) of the Plan.

9.	Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title: